UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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CARTER BANKSHARES, INC
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1

NOTICE TO HOLDERS OF SHARES OF COMMON STOCK OF
Carter Bankshares, Inc.
1300 KINGS MOUNTAIN ROAD
MARTINSVILLE, VIRGINIA 24112
NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and call of its Directors, the 2021 Annual Meeting of Shareholders of CARTER BANKSHARES, INC., Martinsville, Virginia, will be held at New College Institute, 191 Fayette St., Martinsville, Virginia 24112, Wednesday, June 23, 2021 at 10:00 a.m., for the purposes of considering and voting upon the following matters:
1.To elect the 12 persons listed in the proxy statement dated April 30, 2021 to serve as Directors of the Company until the 2022 Annual Meeting of Shareholders.
2.To ratify the appointment of the independent registered public accounting firm of Crowe LLP as the independent auditors of the Company for the fiscal year ending December 31, 2021.
3.    To transact such other business as may be properly brought before the meeting or any adjournment thereof. The Board of Directors at the present knows of no other business to be presented at the Annual Meeting.
Only those shareholders of record at the close of business on April 30, 2021 shall be entitled to notice of the meeting and to vote at the meeting or any adjournment thereof.
We are sensitive to the ongoing public health concerns related to the COVID-19 pandemic and accordingly may announce alternative arrangements for the 2021 Annual Meeting of Shareholders, including holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be available at www.CBTCares.com under “Investor.”
Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held June 23, 2021. The 2021 Proxy Statement, Proxy Card, and Annual Report to Shareholders for the year ended December 31, 2020, will also be available at www.CBTCares.com under “Investor” beginning May 21, 2021.
By Order of the Board of Directors
/s/ James W. Haskins
James W. Haskins
Chairman of the Board
April 30, 2021

CARTER BANKSHARES, INC.
1300 Kings Mountain Road
Martinsville, Virginia 24112
PROXY STATEMENT
FIRST MAILED ON OR ABOUT MAY 21, 2021
FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
This proxy statement is furnished in connection with the solicitation of the proxies to be used at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Carter Bankshares, Inc. (the “Company”), Martinsville, Virginia to be held June 23, 2021. The Company was incorporated on October 7, 2020, by and at the direction of the board of directors of Carter Bank & Trust (the “Bank”), for the sole purpose of acquiring the Bank and serving as the Bank’s parent bank holding company pursuant to a corporate reorganization transaction, which was completed on November 20, 2020. The Company owns all the outstanding common stock of the Bank. The reorganization is referred to herein as the “holding company reorganization.” In connection with the holding company reorganization, all directors of the Bank became directors of the Company. Certain references in this proxy statement to the Company refer to the Company and or the Bank, and actions discussed in this proxy statement that occurred prior to November 20, 2020 were taken by the board of directors, committees and/or employees of the Bank.
Proxies in the form enclosed herewith are solicited by the Board of Directors (the “Board”) of the Company. In addition to the solicitation of proxies by this proxy statement, officers and regular employees of the Company may solicit proxies from shareholders in person, by telephone, or by mail, acting without any compensation other than their regular compensation. The cost of soliciting proxies will be borne by the Company. To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Company, at 276-656-1776.
If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the specifications made on the proxy. When no choice is indicated, the proxy will be voted “FOR” all Director nominees in Proposal 1, “FOR” Proposal 2, and according to the recommendations of the Board of Directors on any other matter that may properly come before the meeting or any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting by submitting a subsequently dated proxy or by delivering a notification of revocation in writing to the Board, or by attending the meeting and requesting to vote the shares in person.
We are sensitive to the ongoing public health concerns related to the COVID-19 pandemic and accordingly may announce alternative arrangements for the 2021 Annual Meeting of Shareholders, including holding the meeting solely by means of remote communication. If we take this step, details on how to participate will be available at www.CBTCares.com under “Investor.”
The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 26,467,231 as of the record date. Only those shareholders of record at the close of business April 30, 2021 shall be entitled to vote at the meeting.
A majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Each share is entitled to one vote upon each matter to be presented at the meeting.
With regard to the election of Directors, votes may be cast “for” any given Director or withheld. If a quorum is present, the nominees receiving the greatest number of the votes cast (even if less than a majority) will be elected Directors; therefore, votes withheld will have no effect.

For the ratification of the selection of the independent registered public accounting firm Crowe LLP as the independent auditors of the Company for the 2021 fiscal year, votes may be cast “for” or “against” or you may abstain from voting. If a quorum is present, the proposal to ratify the selection of Crowe LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal.
An abstention does not constitute a vote “for” or “against” any proposal. “Broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions. The election of directors is considered a non-routine matter; therefore, brokers do not have discretionary voting power with respect to this proposal. The ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year is considered a routine matter; therefore, brokers do have discretionary voting power with respect to this proposal. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will have no effect on the outcome of any of the proposals.
PROPOSAL 1
ELECTION OF DIRECTORS
The exact size of the Board of Directors shall be fixed by the Board of Directors prior to each annual meeting. As established in the Bylaws, the number of Directors shall at no time be less than 5 nor more than 30. On March 16, 2021, Director Charles E. Hall notified the Board of Directors of his decision to not stand for re-election to the Board of Directors at the Annual Meeting. Mr. Hall will continue to serve as a member of the Board of Directors through the end of his current term, which ends at the Annual Meeting. In addition, Directors Chester A. Gallimore and Joseph E. Pigg will retire from the Board of Directors at the Annual Meeting and Mr. Pigg will transition to the position of Director Emeritus at the conclusion of the Annual Meeting. The Nominating and Compensation Committee has recommended and the Board of Directors has nominated the 12 persons named below to the Board of Directors to serve until the 2022 Annual Meeting of Shareholders or until their successors have been elected and qualified. Each of the nominees is a current member of the Board of Directors. Messrs. Kevin S. Bloomfield and Robert M. Bolton and Ms. Elizabeth L. Walsh, Directors who were appointed to the Board of Directors on October 28, 2020, were initially recommended to the Nominating and Compensation Committee by Mr. Gregory W. Feldmann, Mr. Litz H. Van Dyke and a non-management director, respectively. In connection with the appointments of Messrs. Bloomfield and Bolton and Ms. Walsh, the Board increased the size of the Board of Directors from 12 to 15 Directors, effective as of October 28, 2020. In connection with the retirement of Messrs. Gallimore, Hall and Pigg at the Annual Meeting, the Board has approved a reduction in the size of the Board to 12 effective as of the conclusion of the Annual Meeting. The Company’s Board of Directors believes that the nominees will be available and able to serve as Directors if elected, but if any of these nominees becomes unavailable or unable to serve, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Company’s Board of Directors. In no event will a proxy be voted for more than 12 Directors.
The Board of Directors is not aware of any family relationship between any Director, executive officer or person nominated by the Company to become a Director; nor is the Board of Directors aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any Director, executive officer or person nominated to become a Director.
The following paragraphs provide information regarding each nominee’s specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as a Director. We also believe that all of our Director nominees have a reputation for honesty and adherence to high ethical standards. References below to joining the Board of Directors refer to the board of directors of the Bank for years 2006 to 2020. It is the intent of the persons named in the proxy, unless otherwise directed therein, to vote “FOR” the election of the following nominees:

Michael R. Bird has more than 30 years of experience in the long-term care industry. He retired from Virginia Lutheran Homes Inc., which owns and operates a continuing care retirement community and nursing and rehabilitation center in Roanoke, Virginia and subsidized apartments with supportive services in New Market, Virginia, in April 2020 where he had held the position of Chief Financial Officer since May 2013. Prior to this, he served as Chief Financial Officer of Waveny LifeCare Network, a provider of long-term care, assisted living, independent living and home healthcare in New Canaan, Connecticut. He earned his Bachelor’s Degree in Accounting from Central Connecticut State University in New Britain, Connecticut and MBA from Sacred Heart University in Fairfield, Connecticut. Mr. Bird chairs the Board’s Audit and Compliance Committee as well as the Current Expected Credit Losses (“CECL”) Committee and is a member of the Executive and Governance Committee. Mr. Bird was appointed to the Board of Directors in January 2018. Mr. Bird is qualified to serve as a Director, Chair of the Audit and Compliance and CECL Committees and member of the Executive & Governance Committee due to his broad experience in finance and accounting.
Kevin S. Bloomfield is the managing partner at Bloomfield Partners, LLC which makes equity investments in software, technology and life science innovation companies, since 2014. Previously he was Chief Executive Officer of NetVentures where he helped to build a fast-growing, disruptive cloud-based Operations & Fund Accounting software platform for progressive non-profit organizations. He led the company’s growth from an early-stage startup with just a handful of customers to the market leader with over 500 customers that processed over two billion dollars of customer transactions. In 2014, NetVentures was acquired by the private equity firm Pamlico Capital. He earned his Bachelor’s Degree from Radford University. Mr. Bloomfield is qualified to serve as a Director and as a member of the Investment/Interest Rate Risk Committee due to his business background and leadership roles within the community.
Robert M. Bolton is the founder of Iron Bay Capital, the manager to Iron Bay Fund LP, which invests in the securities of U.S. domiciled publicly traded financial services companies, with a particular focus on community banks and thrifts. He has over 25 years of experience in banking, asset management and equity trading. Before forming Iron Bay Capital in 2011, Mr. Bolton worked at Mendon Capital, where he was managing director and head trader. He was responsible for overseeing four different domestic equity financial services portfolios. He was also a senior member of the investment committee and was in charge of strategy implementation and trading. Earlier in his career, Bolton was both a proprietary trader for Pershing Trading Company in New York, and an award-winning banker with The Bank of New York. He has an extensive background in both fundamental and technical research. Mr. Bolton is a retired board member of HopFed Bancorp, Inc. in Kentucky (Nasdaq: HFBC), which merged with First Financial Corporation in 2019, and Naugatuck Valley Financial Corp. in Connecticut ( Nasdaq: NVSL), which merged with Liberty Bank in 2016. He earned his Bachelor’s Degree in Philosophy from St. Bonaventure University and attended the University of Rochester-Simon School of Business. Mr. Bolton is qualified to serve as a Director and as a member of the Credit Risk and Executive & Governance Committees due to his broad knowledge in banking and finance.
Robert W. Conner is retired Clerk of Circuit Court of Halifax County. Mr. Conner is a long-time farmer in Halifax County. He also served as an organizing director of Community National Bank from 1985 until its merger into Carter Bank & Trust and as a director of Bank Building Corporation from 1995 until its merger with Carter Bank & Trust. He served as a director of CB&T Real Estate Holdings, Inc. from 2008 to 2016. Mr. Conner is qualified to serve as a Director, as well as Chair of the Credit Risk Committee and as a member of the Nominating and Compensation Committee, due to his knowledge of the banking industry and the business community in the Company’s market area.
Gregory W. Feldmann is President of Skyline Capital Strategies, LLC, a management consultancy group providing advisory services in the areas of corporate finance, private equity, business and financial strategy, mergers and acquisitions, and performance related studies. He is former President and Director of StellarOne Bank. Mr. Feldmann was appointed to the Board of Directors in February 2017. Mr. Feldmann is qualified to serve as a Director and Chair of the Investment/Interest Rate

Risk Committee, as well as the Nominating and Compensation Committee and is a member of the Executive and Governance Committee due to his business and banking background in commercial banking, investment banking and brokerage and private equity and experience in other executive and leadership roles, both in private and public companies.
James W. Haskins is an attorney and principal in the law firm of Young, Haskins, Mann, Gregory and Wall, P. C., Martinsville, Virginia. He also served as a director of Mountain National Bank from 1996 until its merger into Carter Bank & Trust and of Patrick Henry National Bank from 1982 until its merger into Carter Bank & Trust. Mr. Haskins was appointed as Chairman of the Board of Directors in April 2017; prior to that appointment, he served as Vice Chairman of the Board. Mr. Haskins is qualified to serve on the Board as well as Chair of the Executive and Governance Committee, due to his legal expertise and his prominence in the Company’s market area.
Phyllis Q. Karavatakis is Senior Executive Vice President for Special Projects of Carter Bank & Trust since 2020. Prior to serving in this role, she served as President and Chief Banking Officer. Prior to that role, she served as Executive Vice President and Chief Lending Officer and held other various roles in her over 42 years employed with the Bank and now with the Company. Ms. Karavatakis was appointed to the Board of Directors in February 2017 and was appointed Vice Chairman in April 2017. Ms. Karavatakis is qualified to serve as a Director and member of the Credit Risk Committee due to her business experience along with in-depth knowledge of the banking industry.
Lanny A. Kyle, O. D. is a retired Optometrist. He formerly was Owner and President of Piedmont Optometric Association. He also served as a director of Mountain National Bank from 2003 until its merger into Carter Bank & Trust. Dr. Kyle is qualified to serve as a Director and member of the Nominating and Compensation Committee due to his management and financial skills.
E. Warren Matthews is an attorney in the firm of Harris, Matthews & Crowder, P.C and has been for over 54 years. He also served as a director of Community National Bank from 1998 until its merger into Carter Bank & Trust. Mr. Matthews is qualified to serve on the Board, as well as the Audit and Compliance, Nominating and Compensation and CECL Committees, due to his legal expertise and his prominence in the Company’s market area.
Catharine L. Midkiff worked for more than 20 years as an Executive with General Electric Capital Corporation in risk management, operations, and finance in its Asia, Europe, and United States markets, retiring in 2017. Prior to this, she served as Vice President and Director in other General Electric entities located in the United States, Japan, Korea, Thailand and Hong Kong. A Certified Public Accountant, Ms. Midkiff has a Bachelor’s Degree in Commerce with a specialization in Finance and Accounting from the University of Virginia. She is certified in Six Sigma as a master black belt, the highest level credential in management techniques to improve business processes, primarily by reducing risks, and has completed numerous specialty programs, such as an asset-based finance program from the University of Pennsylvania’s Wharton School and the Commercial Finance Association. Ms. Midkiff was appointed to the Board of Directors in January 2018. Ms. Midkiff is qualified to serve as a Director and member of the Audit and Compliance, Investment/Interest Rate Risk, Credit Risk, Executive and Governance and CECL Committees due to her broad based experience in accounting, risk management and finance with executive roles in public companies.
Litz H. Van Dyke is Chief Executive Officer of Carter Bankshares, Inc. and Carter Bank & Trust and previously served as Executive Vice President. Prior to joining Carter Bank & Trust in 2016, Mr. Van Dyke was a Practice Manager for CCG Catalyst Consulting Group based in Phoenix, Arizona, assisting banks with strategic advisory services. He served as Chief Operating Officer for StellarOne Corporation from 2008 to 2012. Mr. Van Dyke was appointed to the Board of Directors in April 2017. Mr. Van Dyke is qualified to serve as a Director and member of the Investment/Interest Rate Risk, Credit Risk and Executive and Governance Committees due to his prior experience in senior executive roles with a number of Virginia-based banking institutions with responsibilities including credit administration, regulatory risk management, information technology, operations, marketing, and facilities as well as extensive work with commercial, retail, and mortgage lines of business.
Elizabeth L. Walsh works for Becker Professional Education on the Curriculum Development team, where she coordinates soft skill and emerging technology course development, as well as a webcast schedule of 1250 courses. Prior to joining Becker in August of 2018, Elizabeth consulted with Becker for three years, through Eliz LLC. At Eliz LLC, Ms. Walsh, CPA CITP, specialized in accounting, technology, and change management consulting projects. Eliz LLC catered to local business clients as well as those in the accounting profession and not for profit. Integrations of cloud-based systems and accounting systems, as well as financial report writing, were among her specialties. Ms. Walsh designed CPE courses for the American Institute of CPAs, Becker CPA Review, and Agate Publishing. She authored the IT Section of the Becker CPA Review for the 2017 exam. She earned her Bachelor’s Degree in Accounting Information Systems from Virginia Polytechnic Institute and State University. Ms. Walsh is qualified to serve as a Director and as a member of the Audit and Compliance Committee due to her broad experience in accounting and finance.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

☑Independence and Committee Memberships
The following individuals are Directors of the Company. Ages are given as of April 30, 2021:

Name Current Position	Age	Director Since	Independent	Committee Memberships
				Audit & Compliance	Investment/Interest Rate Risk	Credit Risk	Nominating & Compensation	Executive & Governance	CECL
Michael R. Bird Retired CFO of Virginia Lutheran Homes, Inc.	66	2018**	YES	Chair				✓	Chair
Kevin S. Bloomfield Managing Partner at Bloomfield Partners, LLC	50	2020**	YES		✓
Robert Bolton Founder of Iron Bay Capital	52	2020**	YES			✓		✓
Robert W. Conner Retired Clerk of Circuit Court of Halifax County, Virginia	81	1985*	YES			Chair	✓
Gregory W. Feldmann President of Skyline Capital Strategies, LLC	64	2017**	YES		Chair		Chair	✓
Chester A. Gallimore Retired President of Wills Ridge Supply	84	1978*	YES	✓
Charles E. Hall Farmer	79	1978*	YES			✓
James W. Haskins Chairman of the Board of Directors; Attorney and Principal of Young, Haskins, Mann, Gregory and Wall, P.C.	80	1982*	NO					Chair
Phyllis Q. Karavatakis Vice Chairman of the Board of Directors; Senior Executive Vice President for Special Projects of Carter Bank & Trust	65	2017**	NO			✓
Lanny A. Kyle, O.D. Retired Optometrist	67	2003*	YES				✓
E. Warren Matthews Attorney at Harris, Matthews & Crowder, P.C.	80	1998*	YES	✓			✓		✓
Catharine L. Midkiff Retired Executive from General Electric Capital Corporation	61	2018**	YES	✓	✓	✓		✓	✓
Joseph E. Pigg President of Stoneville Lumber Company, Inc.	85	1976*	YES		✓
Litz H. Van Dyke CEO of Carter Bank & Trust and Carter Bankshares, Inc.	57	2017**	NO		✓	✓		✓
Elizabeth L. Walsh Senior Specialist, Curriculum Development at Becker Professional Education	53	2020**	YES	✓

*Indicates year first served as a director of one of the 10 banking institutions that were merged into and created Carter Bank & Trust in 2006 (each a “Merged Bank” and collectively, the “Merged Banks”). The Merged Banks were Blue Ridge Bank, N.A., Central National Bank, Community National Bank, First National Bank, First National Exchange Bank, Mountain National Bank, Patrick Henry National Bank, Patriot Bank, N.A., Peoples National Bank and Shenandoah National Bank.
** Indicates the year the director joined the board of directors of the Bank prior to the holding company reorganization.

Board Skills and Demographics

	Bird	Bloomfield	Bolton	Conner	Feldmann	Gallimore	Hall	Haskins	Karavatakis	Kyle	Matthews	Midkiff	Pigg	Van Dyke	Walsh
Skills and Experience
Financial Reporting/Audit/Capital Planning	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Leadership	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Technology	•	•	•		•				•			•		•	•
Risk Management	•		•		•			•			•	•			•
Business Operations	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Board Demographics
Age	66	50	52	81	64	84	79	80	65	67	80	61	85	57	53
Gender	M	M	M	M	M	M	M	M	F	M	M	F	M	M	F
Tenure (years)	2	<1	<1	35	3	42	42	38	3	17	22	2	44	3	<1

Executive Officers of the Registrant

The following individuals are executive officers of the Company. Ages are given as of April 30, 2021:

Name	Age	Position	Business Experience During Past Five Years
A. Loran Adams	60	Executive Vice President and Director of Regulatory Risk Management of the Bank since 2018	Prior to 2018, Senior Vice President and Director of Regulatory Risk Management of the Bank since 2017; prior to joining the Bank, Director of Internal Audit, Georgia Bank & Trust from 2009 to 2016.
Wendy S. Bell	57	Chief Financial Officer of the Company since November 2020; Senior Executive Vice President and Chief Financial Officer of the Bank since 2020	Executive Vice President and Chief Financial Officer of the Bank from 2017 to 2019; prior to joining the Bank, Senior Vice President and Senior Finance Officer, First Commonwealth Financial Corporation from 2010 to 2017.
Jane Ann Davis	58	Executive Vice President and Chief Administrative Officer of the Bank since 2017	Prior to 2017, Executive Vice President and Chief Financial Officer and Chief Operating Officer of the Bank.
Tony E. Kallsen	53	Executive Vice President and Chief Credit Officer of the Bank since 2018	Prior to joining the Bank, Senior Vice President and Senior Credit Officer, First Commonwealth Financial Corporation from 2010 to 2017.
Phyllis Q. Karavatakis	65	Senior Executive Vice President for Special Projects of the Bank since 2020	Prior to 2020, President and Chief Banking Officer of the Bank since 2017, President and Chief Administrative Officer of the Bank since 2016, Executive Vice President and Chief Lending Officer of the Bank since 2014.
Bradford N. Langs	55	President and Chief Strategy Officer of the Bank since 2020	Prior to 2020, Executive Vice President and Chief Strategy Officer of the Bank from 2017 to 2019; prior to joining Carter Bank & Trust, Chief Risk Officer, Chief Credit Officer and Treasurer, Coastal States Bank from 2009 to 2017.
Matthew M. Speare	54	Executive Vice President and Chief Information Officer of the Bank since 2017	Prior to joining the Bank, Executive Vice President and Chief Information Officer, Regions Bank from 2013 to 2017.
Litz H. Van Dyke	57	Chief Executive Officer of the Company since November 2020;Chief Executive Officer of the Bank since 2017	Prior to 2017, Executive Vice President of the Bank since July 2016; prior to joining the Bank, Practice Manager, CCG Catalyst Group from 2012 to 2016 and Chief Operating Officer, StellarOne Corporation from 2008 to 2012.

PRINCIPAL BENEFICIAL OWNERS OF CARTER BANKSHARES, INC. COMMON STOCK
The following table sets forth certain information concerning the persons known by us to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of April 30, 2021.

Name and Address	Number of Shares Beneficially Owned	Percentage of Class (1)
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	1,655,497 (2)	6.27%
(1) Percentage is based on 26,385,041 shares of common stock issued and outstanding at December 31, 2020.
(2) Based solely on information as of December 31, 2020 contained in Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2021 by AllianceBernstein L.P., including notice that it has sole investment power as to 1,655,497 shares and sole voting power as to 1,347,382 shares.

BENEFICIAL OWNERSHIP OF CARTER BANKSHARES, INC. COMMON STOCK BY DIRECTORS AND OFFICERS
The following table sets forth, as of April 26, 2021, the beneficial ownership of the Company’s common stock of each Director, the executive officers identified in the Summary Compensation Table (referred to as our “named executive officers”) and the Company’s current Directors and executive officers as a group. For purposes of the table below, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he/she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he/she has the right to acquire beneficial ownership of the security within sixty days.

Name	Amount and Nature of Beneficial Ownership (1)	Ownership as a Percentage of Common Stock Outstanding (2)
Bell, Wendy S.	17,688	*
Bloomfield, Kevin S.	9,628	*
Bird, Michael R.	6,445	*
Bolton, Robert M.	59,705	*
Conner, Robert W.	72,381	*
Feldmann, Gregory W.	7,515	*
Gallimore, Chester A.	120,241	*
Hall, Charles E.	36,357	*
Haskins, James W. (3)	58,913	*
Karavatakis, Phyllis Q.	17,857	*
Kyle, Lanny A., O.D.	68,903	*
Langs, Bradford N.	5,859	*
Matthews, E. Warren	9,173	*
Midkiff, Catharine L.	13,316	*
Pigg, Joseph E. (4)	226,704	*
Speare, Matthew M.	19,835	*
Van Dyke, Litz H.	18,278	*
Walsh, Elizabeth L. (5)	19,929	*

All Directors and Executive Officers as a Group (21 Persons)(6)	800,577	3.02%
(1)May include shares held by or jointly with spouse or other family members, held in a trust or through a corporation or other entity.
(2)Percentages are based on 26,467,231 shares of common stock issued and outstanding.
(3)Shares reported include 20,000 shares of common stock pledged as security.
(4)Shares reported include 110,601 shares of common stock pledged as security.
(5)Includes (i) 11,300 shares held by Ms. Walsh as custodian for an adult family member over which shares Ms. Walsh shares voting and investment power; and (ii) 4,769 shares held by Carriage Square, Ltd. over which shares Ms. Walsh shares voting and investment power by virtue of her ownership interest in Carriage Square, Ltd. and her officer and director roles held at such entity.
(6)Includes shares held by A. Loran Adams, Jane Ann Davis and Tony E. Kallsen

*Less than 1% of the outstanding common stock.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that Directors and executive officers, and persons who beneficially own more than 10% of the Company’s equity securities, file reports of ownership and reports of changes in ownership of the Company’s outstanding equity securities. Based on a review of these reports filed by the Company’s officers and Directors, the Company believes that its officers and Directors complied with all filing requirements under Section 16(a) of the Exchange Act during 2020, except that Mr. Bloomfield reported two transactions late on a Form 4, former director George W. Lester, II reported three transactions on two late Form 4s (one transaction dates back to 2019 but was not filed until 2020), Mr. Langs reported one transaction late on a Form 4 and Ms. Walsh reported four transactions late on two Form 4s.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

The Company’s compensation program is designed to offer competitive compensation to employees based on each individual’s contribution to the Company’s overall success. As such, the program provides a competitive compensation package to attract and retain capable employees.
The compensation and benefits program consists of salary, annual incentive opportunity, equity compensation, nonqualified deferred compensation plan, life, health and disability insurance and limited perquisites, such as a monthly automobile allowance, reimbursement of relocation and temporary housing expenses and employment agreement review legal expenses, as appropriate, and modest tax gross-ups on the same, which the Company believes are important to attract the most qualified candidates. The Company has a single health insurance plan for all officers and full-time employees who meet the eligibility requirements. There is also a 401(k) and Profit Sharing Plan, group life insurance plan and short-term disability plan for officers and full-time employees. The Company has entered into employment agreements with its named executive officers, which are further described under “Employment Agreements.”
The Nominating and Compensation Committee (for purposes of this section, the “Committee”) has the responsibility for administering the Company’s overall compensation program and for setting the salaries and incentive opportunities for the Company’s senior officers. In setting the compensation of the Company’s senior officers, the Committee generally relies on the recommendations of the Chairman and Chief Executive Officer and the Board members’ own significant personal knowledge of the compensation provided to other, similarly situated, executives in banking and other industries in the local area, as well as recommendations from the Committee’s independent compensation consultant, Pearl Meyer. Pearl Meyer annually recommends a peer group of financial institutions with reasonably similar market capitalization and business strategy to the Company and conducts an external market study for the Nominating and Compensation Committee using the peer group to assess the competitiveness of current pay opportunities for our named executive officers. For 2020 compensation determinations, the peer companies consisted of twenty-five regional U.S. commercial banks ranging in asset size from approximately $2.4 to $7.1 billion. As of December 31, 2019, the Bank had $4.0 billion in total assets versus the peer group median of $4.3 billion. The following financial institutions were included in the 2020 peer group:

American National Bankshares, Inc.	Danville, VA
Summit Financial Group, Inc.	Moorefield, WV
First Community Bankshares, Inc.	Bluefield, VA
SmartFinancial, Inc.	Knoxville, TN
Southern National Bancorp of Virginia, Inc. (now Primis Financial Corp.)	McLean, VA
Capital City Bank Group, Inc.	Tallahassee, FL
The First Bancshares, Inc.	Hattiesburg, MS
CNB Financial Corporation	Clearfield, PA
Stock Yards Bancorp, Inc.	Louisville, KY
HomeTrust Bancshares, Inc.	Asheville, NC
Bar Harbor Bankshares	Bar Harbor, ME
Peoples Bancorp, Inc.	Marietta, OH
Community Trust Bancorp, Inc.	Pikeville, KY
Franklin Financial Network, Inc. (merged into FB Financial Corporation)	Franklin, TN
Bryn Mawr Bank Corporation	Bryn Mawr, PA
Great Southern Bancorp, Inc.	Springfield, MO
City Holding Company	Charleston, WV
QCR Holdings, Inc.	Moline, IL
Univest Financial Corporation	Souderton, PA
Washington Trust Bancorp, Inc.	Westerly, RI
FB Financial Corporation	Nashville, TN
Republic Bancorp, Inc.	Louisville, KY
First Bancorp (NC)	Troy, NC
Southside Bancshares, Inc.	Tyler, TX
Seacoast Banking Corporation of Florida	Stuart, FL

In 2020, the Nominating and Compensation Committee engaged Pearl Meyer to assist in an evaluation of the competitiveness of the executive compensation program and to provide information on executive compensation at these peer banks, including market trends and developments in executive compensation. The Committee reviews each executive’s performance and contribution to the overall Company goals, as well as recommendations of Pearl Meyer, in determining the level of salary and other compensation for the coming year. The Committee considers the peer data to ensure that the Company’s compensation programs are competitive and close to the median of market practices of the peer companies, although for certain positions the Company’s executive compensation remains below the median of the peer group.

When setting compensation for fiscal 2020 and in determining compensation policies, the Committee also took into account the results of the shareholder advisory vote on executive compensation that took place in July 2020. In that vote, which is advisory and non-binding, shareholders approved the compensation of our named executive officers as disclosed in the proxy statement for the 2020 Annual Meeting of Shareholders. A substantial majority (81.5%) of votes cast approved the executive compensation program described in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders. The vote results were taken into consideration when setting the compensation for 2020 and the new say-on-pay vote results will be taken into consideration by the Board when setting the compensation for 2021. The next advisory vote to approve executive compensation will occur at the 2023 Annual Meeting.

Analysis of Risk Associated with Compensation Policies and Practices
The Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk-taking by our employees. The most recent review was conducted in March 2021. Management and the Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company’s system of internal controls and oversight. The Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee took into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company’s capital or who manage the Company’s risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Employment Agreements
The Company has entered into employment agreements with Mr. Van Dyke, Ms. Bell, Ms. Karavatakis, Mr. Speare and Mr. Langs. Each of these agreements were originally entered into with the Bank and were amended and restated effective as of November 20, 2020 in connection with the holding company reorganization to add the Company as a party and make corresponding and other administrative changes. The terms of the agreements are substantially similar to each other as described below.
Van Dyke Employment Agreement
Mr. Van Dyke and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Van Dyke Agreement”), pursuant to which Mr. Van Dyke serves as Chief Executive Officer of the Company and the Bank with an initial term of two years that began, October 1, 2017. The employment term automatically renewed on October 1, 2019 and will automatically renew on each subsequent two-year anniversary for an additional two-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Van Dyke Agreement, Mr. Van Dyke’s current annual base salary is $593,000, subject to increase by the Company’s Board of Directors at its discretion. He also receives $700 per month as an automobile allowance. Mr. Van Dyke is eligible to participate in the Company’s annual bonus plan, employee benefit plans and programs on terms offered to similarly situated employees and is eligible to receive equity awards in the discretion of the Company’s Board of Directors.
The Company may terminate Mr. Van Dyke’s employment with or without cause (as defined in the Van Dyke Agreement), with or without notice. Mr. Van Dyke also may voluntarily terminate his employment with the Company at any time for Good Reason (as defined in the Van Dyke Agreement). In the event the Company terminates Mr. Van Dyke’s employment without cause or Mr. Van Dyke terminates his employment for Good Reason, Mr. Van Dyke will receive any unpaid base salary, any annual bonus compensation earned and awarded but not yet paid, and any vested benefits (collectively, the “Accrued Obligations”). He will also receive a monthly severance payment equal to one-twelfth of his annual base salary for 18 months and continued employee health insurance coverage for 18 months. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the Van Dyke Agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.

In the event the Company terminates Mr. Van Dyke’s employment without cause or Mr. Van Dyke terminates his employment for Good Reason within two years after a Change of Control (as defined in the Van Dyke Agreement), Mr. Van Dyke will receive the Accrued Obligations, plus a lump sum severance payment equal to 2.99 times his annual base salary, continued employee health insurance coverage for 18 months and a lump sum payment equal to Mr. Van Dyke’s highest annual bonus earned from the Company for the three years prior to termination. The Van Dyke Agreement provides for these Change of Control severance benefits on a “best net” approach, under which Mr. Van Dyke’s Change of Control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code unless without such a reduction he would receive more after-tax compensation than with a reduction. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the Van Dyke Agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
In the event of a termination for Cause or due to Incapacity, Mr. Van Dyke will be entitled to receive his Accrued Obligations. If he dies while employed by the Company, the Company will pay Mr. Van Dyke’s spouse, if his spouse survives him, or, if not, his estate, his Accrued Obligations and an amount equal to his base salary from the date of his death through the end of the month in which his death occurs.
Bell Employment Agreement
Ms. Bell and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Bell Agreement”), pursuant to which Ms. Bell serves as Chief Financial Officer of the Company and Senior Executive Vice President, Chief Financial Officer of the Bank. The terms of the Bell Agreement are substantially the same as the Van Dyke Agreement, except as follows. The initial term of the Bell Agreement was two years, beginning on July 27, 2017. The employment term automatically renewed on July 24, 2019 and will automatically renew on each subsequent anniversary for an additional one-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Bell Agreement, Ms. Bell’s current annual base salary is $360,000, subject to increase by the Company’s Board of Directors in its discretion. She also receives $500 per month as an automobile allowance.
In the event the Company terminates Ms. Bell’s employment without cause or Ms. Bell terminates her employment for Good Reason, in addition to the Accrued Obligations, she will also receive a monthly severance payment equal to one-twelfth of her annual base salary for 12 months and continued employee health insurance coverage for 12 months. In the event the Company terminates Ms. Bell’s employment without cause or Ms. Bell terminates her employment for Good Reason within two years after a Change of Control (as defined in the Bell Agreement), Ms. Bell will receive the Accrued Obligations, plus a lump sum severance payment equal to 24 months of her annual base salary, continued employee health insurance coverage for 18 months and a lump sum payment equal to Ms. Bell’s highest annual bonus earned from the Company for the three years prior to termination.
Karavatakis Employment Agreement
Ms. Karavatakis and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Karavatakis Agreement”), pursuant to which Ms. Karavatakis serves as Senior Executive Vice President for Special Projects for the Bank. The terms of the Karavatakis Agreement are substantially the same as the Van Dyke Agreement, except as follows. The initial term of the Karavatakis Agreement was one year, beginning on January 1, 2020. The employment term automatically renewed on January 1, 2021 and will automatically renew on each subsequent anniversary for an additional one-year term unless either party provides at least 60 days’ advance notice of non-renewal.

Pursuant to the Karavatakis Agreement, Ms. Karavatakis’ current annual base salary is $250,000, subject to increase by the Company’s Board of Directors in its discretion. Pursuant to the Karavatakis Agreement, Ms. Karavatakis is not required to work a full-time schedule. She will regularly work at least 30 hours per week and will receive time off with pay for vacation and sickness as mutually agreed by the Company and Ms. Karavatakis. She also receives $500 per month as an automobile allowance.
In the event the Company terminates Ms. Karavatakis’ employment without cause or Ms. Karavatakis terminates her employment for Good Reason, in addition to the Accrued Obligations, she will receive a monthly severance payment equal to one-twelfth of her annual base salary for 12 months and continued employee health insurance coverage for 12 months. In the event the Company terminates Ms. Karavatakis’ employment without Cause or she terminates her employment for Good Reason within two years after a Change of Control (as defined in the Karavatakis Agreement), Ms. Karavatakis will receive the Accrued Obligations, plus a lump sum severance payment equal to two times her annual base salary, continued employee health insurance coverage for 18 months and a lump sum payment equal to Ms. Karavatakis’ highest annual bonus earned from the Company for the three years prior to termination.
Speare Employment Agreement
Mr. Speare and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Speare Agreement”), pursuant to which Mr. Speare serves as Executive Vice President and Chief Information Officer of the Bank. The terms of the Speare Agreement are substantially the same as the Van Dyke Agreement, except as follows. The initial term of the Speare Agreement was one year, beginning on July 3, 2017. The employment term automatically renewed on July 3, 2019 and will automatically renew on each subsequent anniversary for an additional one-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Speare Agreement, Mr. Speare’s current annual base salary is $345,000, subject to increase by the Company’s Board of Directors in its discretion. He also receives $500 per month as an automobile allowance.
In the event the Company terminates Mr. Speare’s employment without Cause or Mr. Speare terminates his employment for Good Reason, in addition to the Accrued Obligations, he will also receive a monthly severance payment equal to one-twelfth of his annual base salary for 12 months and continued employee health insurance coverage for 12 months. In the event the Company terminates Mr. Speare’s employment without Cause or Mr. Speare terminates his employment for Good Reason within two years after a Change of Control (as defined in the Speare Agreement), Mr. Speare will receive the Accrued Obligations, plus a lump sum severance payment equal to 24 months of his annual base salary, continued employee health insurance coverage for 18 months and a lump sum payment equal to Mr. Speare’s highest annual bonus earned from the Company for the three years prior to termination.
Langs Employment Agreement
Mr. Langs and the Company are parties to an amended and restated employment agreement, dated as of November 20, 2020 (the “Langs Agreement”), pursuant to which Mr. Langs serves as President, Chief Strategy Officer of the Bank. The terms of the Langs Agreement are substantially the same as the Van Dyke Agreement, except as follows. The initial term of the Langs Agreement was one year, beginning on June 19, 2017. The employment term automatically renewed on June 19, 2019 and will automatically renew on each subsequent anniversary for an additional one-year term unless either party provides at least 60 days’ advance notice of non-renewal.
Pursuant to the Langs Agreement, Mr. Langs’ current annual base salary is $370,000, subject to increase by the Company’s Board of Directors in its discretion. He also receives $500 per month as an automobile allowance.

In the event the Company terminates Mr. Langs’ employment without cause or Mr. Langs terminates his employment for Good Reason, in addition to the Accrued Obligations, he will also receive a monthly severance payment equal to one-twelfth of his annual base salary for 12 months and continued employee health insurance coverage for 12 months. In the event the Company terminates Mr. Langs’ employment without Cause or Mr. Langs terminates his employment for Good Reason within two years after a Change of Control (as defined in the Langs Agreement), Mr. Langs will receive the Accrued Obligations, plus a lump sum severance payment equal to 24 months of his annual base salary, continued employee health insurance coverage for 18 months and a lump sum payment equal to Mr. Langs’ highest annual bonus earned from the Company for the three years prior to termination.

Base Salaries
Base salaries provide appropriate fixed cash compensation necessary to attract and retain executive talent. Base salaries are intended to be competitive. The Nominating and Compensation Committee reviews the base salaries of our named executive officers on an annual basis as well as at the time of any promotion or other material change in responsibilities. In addition to engaging independent compensation consultant, Pearl Meyer on base salaries, our Nominating and Compensation Committee also considers the following when setting base salaries: (a) the individual executive’s overall performance and contribution to the Company’s performance, (b) overall Company performance and (c) the individual’s base salary relative to other executive officers. The Committee approved base salary increases for each named executive officer except Ms. Karavatakis in January 2020, effective February 3, 2020.

Executive	2020 Base Salary ($)(1)	2019 Base Salary ($)	% Increase/ (Decrease)
Litz H. Van Dyke	$593,000	$570,000	4%
Bradford N. Langs	$370,000	$335,000	10%
Wendy S. Bell	$360,000	$350,000	3%
Phyllis Q. Karavatakis (2)	$250,000	$335,000	(25)%
Matthew M. Speare	$345,000	$335,000	3%

(1)Base Salaries for all named executive officers were effective as of February 3, 2020.
(2)Ms. Karavatakis’s base salary was decreased in connection with her change in position in 2020.

Annual Incentive Plan
On November 15, 2018, with assistance from its independent compensation consultant, the Governance & Compensation Committee (which became the “Nominating and Compensation Committee” in August 2019) adopted an annual incentive plan for the purpose of awarding annual bonuses to certain employees based upon the achievement of annual performance objectives established each year under the plan. The annual incentive plan covers the Company’s executive officers and certain executive vice presidents (each, a “Participant”), which includes all of the Company’s named executive officers. The goal of the annual incentive plan is to motivate Participants to maximize shareholder value by achieving performance while limiting risk appropriately and maintaining the safety and soundness of the Company.

The plan is an annual incentive plan that is approved each year with a performance year running from January 1 through December 31. The Nominating and Compensation Committee oversees the administration of the plan, as well as plan design, determination of performance measures, goals and weightings and award payouts, partly based on input from the Company’s CEO.
At the beginning of each year, the Nominating and Compensation Committee develops a bonus template for each Participant. The primary elements of each template are:
•Percentage of base salary opportunity,
•Performance measures and goals selected from the Company’s approved budget numbers for the year or other objective measure, and
•Weightings assigned to the selected performance measures.
Under the annual incentive plan, a Participant can earn a bonus of up to a specific percentage of the Participant’s base salary. For 2020, these percentages are as follows:

Participant	% of Base Salary
CEO, CFO, CSO	50%
Senior Executive Vice President for Special Projects	50%
All Other Participants	35%
Performance measures under the plan are determined each year, in the categories of profitability, capital effectiveness and safety and soundness. The performance measures, goals and weightings assigned to them may change from year to year, and will likely be the same for all Participants in any given year, although that is subject to change.
The amount of bonus earned by a Participant each year will depend on the Company’s achievement with respect to the performance measure goals selected for that year, multiplied by the applicable weightings, multiplied by the Participant’s base salary and percentage of base salary opportunity.
Bonus amounts earned based on the Company’s performance for a year are reviewed and certified by the Nominating and Compensation Committee and paid to the Participant between January 1 and March 15 of the following year, generally shortly after the year’s results have been finalized and the Company’s earnings for the year have been announced. The plan has both short-term and long-term elements to it, as the bonus amounts will be paid 2/3 in cash and 1/3 in shares of restricted common stock of the Company, with time-based vesting in three annual installments.
For 2020, the Nominating and Compensation Committee selected the same performance measure goals and weightings for each of the named executive officers. The following table shows the performance measure goals for the annual incentive plan for 2020, as well as the weightings of these goals and the achievement with respect to each goal:

Performance Measure	Weighting	Maximum Performance Goal	Weighted Average Performance Achieved
Core Earnings per Share (1)	25%	$1.25	6%
Core ROAA (1)	25%	0.80%	11%
Core ROATCE (1)	25%	6.63%	1%
Core Efficiency (1)	25%	65.0%	0%
Weighted Average Bonus Amount Earned			18%

(1) Core earnings per share, core return on average assets, core return on average tangible common equity and core efficiency are calculated excluding all extraordinary items, whether positive or negative.
The Nominating and Compensation Committee reviewed the Company’s performance with respect to these goals for 2020, and bonus amounts were determined under the plan based on the achievement of the performance goals, multiplied by the named executive officer’s base salary and percentage of base salary opportunity. As noted above, the bonus amounts were paid in early 2021, 2/3 in cash and 1/3 in shares of restricted common stock of the Company, with time-based vesting in three annual installments, granted under the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan (which, prior to the holding company reorganization, was the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan), which is discussed further below. The bonus amounts earned by the named executive officers for 2020 performance under this plan are reported as “Non-Equity Incentive Plan Compensation” for 2020 in the Summary Compensation Table.
Equity Compensation
The Company grants equity compensation pursuant to the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan (which, prior to the holding company reorganization, was the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan, approved by shareholders on June 27, 2018) (the “Equity Plan”). The Equity Plan authorizes the issuance of up to 2,000,000 shares of common stock for awards to key employees and non-employee directors as determined by the Nominating and Compensation Committee, which has been appointed by the Board of Directors to administer the Equity Plan. The Equity Plan authorizes the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards, performance units and performance cash awards. With respect to executive compensation, the purpose of the Equity Plan is to provide incentive to certain key employees to associate their personal interests with the long-term financial success of the Company and with growth in shareholder value, consistent with the Company’s risk management practices. In November 2018, the Bank granted restricted stock awards to several employees, including Mr. Speare, in connection with their contributions to the successful conversion of the Bank’s core systems. In February 2020 and 2019, the Company and the Bank, respectively, granted restricted stock awards to several employees, including all of the named executive officers, in connection with the annual incentive plan bonus payouts for 2018 and 2019 performance. The restricted stock vests in equal installments on each of the first, second and third anniversaries of the grant date, subject to accelerated vesting in certain circumstances.
As discussed above, the Nominating and Compensation Committee anticipates granting future awards of restricted stock to employees, including the named executive officers, in connection with the annual incentive plan and may also grant other equity awards under the Equity Plan as part of the Company’s compensation program.

LIMITATIONS ON HEDGING AND SPECULATIVE TRANSACTIONS
The Board has approved the Carter Bankshares, Inc. Insider Trading Policy that applies to all directors, officers and employees of the Company and, among other goals, helps ensure that the Company’s personnel bear the full risks and benefits of stock ownership. Under this policy, Company personnel may not sell Company stock “short,” trade in Company stock in or through a margin account (except for certain grandfathered arrangements in place when the prohibition was adopted), or otherwise engage in hedging transactions or speculative or short-term trading of Company stock.

NOMINATING AND COMPENSATION COMMITTEE REPORT
The Nominating and Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion & Analysis included above. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Committee, the Committee has recommended to the Board of Directors the inclusion of the Compensation Discussion & Analysis in this proxy statement.

MEMBERS OF THE NOMINATING AND COMPENSATION COMMITTEE
Robert W. Conner
Gregory W. Feldmann, Chair
Lanny A. Kyle, O.D.
E. Warren Matthews
CEO PAY RATIO
The Company determined that the 2020 annual total compensation of the median compensated employee of all its employees, other than the CEO, as of December 31, 2020 was $42,432; the CEO’s 2020 annual total compensation was $785,742; and the ratio of these amounts was 19:1.
The Company identified a new median employee for 2020 due to changes in the Company’s compensation program since 2019. To do this, we utilized the following methodology. As of December 31, 2020, the Company’s total population consisted of 824 employees, all of whom work in the United States. This population consisted of all of the Company’s full-time and part-time employees. To identify the median compensated employee, we used a consistently applied compensation measure defined as gross wages as reported on each employee’s 2020 Internal Revenue Service (“IRS”) Form W-2. We further annualized pay for those individuals not employed for a full year in 2020, but who were employed as of December 31, 2020.
Once we identified our median compensated employee, we calculated the median compensated employee’s and our CEO’s 2020 annual total compensation in accordance with the requirements of the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

SUMMARY COMPENSATION TABLE
Fiscal 2018 - 2020
The table below reflects compensation received by each named executive officer.

Name and Principal Position with Carter Bank & Trust	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-equity Incentive Plan Compensation(3)($)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation(4) ($)	Total ($)
Litz H. Van Dyke	2020	$590,346	—	—	—	$80,005	—	$115,391	$785,742
Chief Executive Officer of the Company and the Bank	2019	$570,000	—	—	—	$178,979	—	$50,010	$798,989
	2018	$497,051	$25,000	—	—	$185,483	—	$27,911	$735,445

Bradford N. Langs	2020	$365,962	—	—	—	$44,403	—	$40,765	$451,130
President and Chief Strategy Officer of the Bank	2019	$335,000	—	—	—	$105,185	—	$45,474	$485,659
	2018	$315,769	$75,000	—	—	$120,564	—	$21,035	$532,368

Wendy S. Bell	2020	$358,846	—	—	—	$43,206	—	$41,016	$443,068
Chief Financial Officer of the Company; Senior Executive Vice President and Chief Financial Officer of the Bank	2019	$350,000	—	—	—	$109,892	—	$46,685	$506,577
	2018	$326,039	$30,000	—	—	$122,419	—	$22,715	$501,173

Phyllis Q. Karavatakis	2020	$247,869	—	—	—	$25,000	—	$36,441	$309,310
Senior Executive Vice President for Special Projects of the Bank	2019	$335,000	—	—	—	$105,185	—	$44,617	$484,802
	2018	$320,353	$40,000	—	—	$120,564	—	$22,149	$503,066

Matthew M. Speare	2020	$343,846	—	—	—	$41,410	—	$35,040	$420,296
Executive Vice President and Chief Information Officer of the Bank	2019	$335,000	—	—	—	$73,630	—	$42,663	$451,293
	2018	$320,353	$41,250	$29,255	—	$84,395	—	$19,027	$494,280

(1)    The amounts in the “Bonus” column represent the second installment (paid in 2018) of the sign-on bonuses granted to the named executive officer in connection with entering into an employment agreement with the Bank.
(2)    The amount in this column reflects the grant date fair value for restricted stock granted during 2018 pursuant to the Equity Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Bank’s common stock on the date of grant. This column does not include the portion of the annual incentive plan bonus payouts for 2018, 2019 and 2020 performance paid in restricted stock, granted in February 2019, 2020 and 2021.
(3)    The amounts in this column for 2018, 2019 and 2020 reflect the bonus amounts earned for 2018, 2019 and 2020 performance under the annual incentive plan and include both the portion of the bonus paid in cash and the portion paid in shares of restricted stock that were granted in February 2019, 2020 and 2021. In each case, the cash portion and the portion paid in restricted shares of these bonus amounts were paid in the year following the year in which the performance criteria was achieved.
(4)    The amount of compensation properly categorized in this column, including perquisites and other personal benefits that total more than $10,000, is listed in the chart below for 2020.

The following table shows information on all other compensation to the named executive officers during 2020:

Name	Medical	401(k) and Profit Sharing Plan Matching Contributions	Disability Insurance	Life Insurance Premiums	Car Allowance	Gross Ups Car Allowance	Reimbursement of Real Estate Commission (1)	Gross Ups Real Estate Commission (1)	Dividends on Unvested Restricted Stock	Total
Litz H. Van Dyke	$16,254	$11,400	$684	$3,172	$8,400	$3,762	$37,080	$33,879	$760	$115,391
Bradford N. Langs	$16,595	$11,400	$684	$3,006	$6,000	$2,612	—	—	$468	$40,765
Wendy S. Bell	$16,595	$11,400	$684	$3,172	$6,000	$2,683	—	—	$482	$41,016
Phyllis Q. Karavatakis	$11,387	$10,746	$684	$4,414	$6,000	$2,742	—	—	$468	$36,441
Matthew M. Speare	$11,693	$11,400	$684	$2,092	$6,000	$2,691	—	—	$480	$35,040
(1)    Reflects reimbursement of real estate commission or related tax gross-up in connection with the named executive officer’s relocation of household to Martinsville, Virginia consistent with the terms of the named executive officer’s original employment offer letter.

The table below reflects information regarding the annual incentive plan opportunities granted to the named executive officers during or for the year ended December 31, 2020. There were no other grants of plan-based awards to the named executive officers during or for the year ended December 31, 2020.
Grants of Plan-Based Awards
Fiscal 2020

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum		($)
Name	Grant Date	($)	($)	($)	(#)
Litz H. Van Dyke
Annual Incentive Plan		—	—	$296,500	—	—
Restricted Stock		—	—	—	—	—

Bradford N. Langs
Annual Incentive Plan		—	—	$185,000	—	—
Restricted Stock		—	—	—	—	—

Wendy S. Bell
Annual Incentive Plan		—	—	$180,000	—	—
Restricted Stock		—	—	—	—	—

Phyllis Q. Karavatakis
Annual Incentive Plan		—	—	$125,000	—	—
Restricted Stock		—	—	—	—	—

Matthew M. Speare
Annual Incentive Plan		—	—	$120,750	—	—
Restricted Stock		—	—	—	—	—

(1)Reflects the maximum bonus that each named executive officer could earn for 2020 performance under the annual incentive plan. The annual incentive plan does not have threshold or target performance levels. The actual amounts earned by the named executive officers for 2020 performance under this plan, which were paid partly in cash and partly in shares of restricted stock with a three-year vesting period, are reported as “Non-Equity Incentive Plan Compensation” for 2020 in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal 2020 Year-End
The table below reflects certain information regarding restricted stock awards held by each named executive officer as of December 31, 2020. None of the named executive officers held any other equity awards as of December 31, 2020.
    Stock Awards

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares,Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Litz H. Van Dyke	2/21/19	2,386	$25,578	—	—
	2/20/20	3,046	$32,653	—	—

Bradford N. Langs	2/21/19	1,552	$16,637	—	—
	2/20/20	1,790	$19,189	—	—

Wendy S. Bell	2/21/19	1,575	$16,884	—	—
	2/20/20	1,870	$20,046	—	—

Phyllis Q. Karavatakis	2/21/19	1,552	$16,637	—	—
	2/20/20	1,790	$19,189	—	—

Matthew M. Speare	11/19/18	546	$5,853	—	—
	2/21/19	1,086	$11,642	—	—
	2/20/20	1,253	$13,432	—	—

(1)These awards of restricted stock were granted pursuant to the Equity Plan. The restricted stock vests in equal 1/3 installments on the first, second and third anniversaries of the grant date, subject to accelerated vesting under certain circumstances.
(2)The amounts in this column represent the fair market value of the restricted stock as of December 31, 2020. The closing price of the Company’s common stock was $10.72 on that date.

OPTION EXERCISES AND STOCK VESTED
FISCAL 2020

The table below reflects information regarding restricted stock and phantom stock awards held by each named executive officer that vested during 2020. None of the named executive officers held any stock options 2020.

	Stock Awards
Name	Stock Award Type	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)(2)
Litz H. Van Dyke	Restricted Stock	1,193	$23,168
	Phantom Stock	(2)	$59,865

Bradford N. Langs	Restricted Stock	775	$15,051
	Phantom Stock	(2)	$44,382

Wendy S. Bell	Restricted Stock	787	$15,284
	Phantom Stock	(2)	$47,010

Phyllis Q. Karavatakis	Restricted Stock	775	$15,051
	Phantom Stock	(2)	$38,912

Matthew M. Speare	Restricted Stock	1,089	$15,088
	Phantom Stock	(2)	$51,022

(1)The value realized on vesting for restricted stock is the market value based on the closing price of the Company’s common stock on the vesting date multiplied by the number of shares that vested.
(2)The phantom stock awards were granted in 2017 in connection with the named executive officers entering into employment agreements with the Bank in 2017. Each phantom stock award vested, subject to the named executive officer’s continued employment, on the third anniversary of the grant date and was settled in cash in an amount equal to the product of the following: (A) the total number of shares of the Bank’s common stock that could be purchased for the target amount stated on the grant date, based on the average of the closing price for the Bank’s common stock during the 30-day period preceding the grant date, multiplied by (B) the average of the closing price for the Bank’s common stock during the 30-day period immediately preceding the vesting date. The vesting dates were June 19, 2020, July 3, 2020 and July 24, 2020 for Messrs. Langs and Speare and Ms. Bell, respectively. The vesting date for Ms. Karavatakis and Mr. Van Dyke was October 1, 2020.

401(k) and Profit Sharing Plan
The 401(k) and Profit Sharing Plan covers all employees that have been employed for one (1) month (six (6) months for profit-sharing), have reached the age of 20-1/2 and have reached an entry date provided under the plan. Persons who have reached the age of 62 are fully vested regardless of length of service. Elective deferrals and safe harbor matching contributions are 100% vested.  Profit-sharing contributions and non-safe harbor matching contributions are subject to the below vesting schedule and certain other requirements set forth in the plan.  For eligibility and vesting purposes, employees receive credit for previous employment with any of the Merged Banks, the Mortgage Company of Virginia, Bank Services of Virginia, Inc. and Bank Services Insurance, Inc. Vesting is based on the number of Years of Service.
The vesting schedule is as follows:

Years of Service	Vested Percentage	Forfeitable Percentage
1	0%	100%
2	20%	80%
3	40%	60%
4	60%	40%
5	100%	0%

Each year the Board of Directors determines what amount, if any, is to be allocated as a profit-sharing contribution to the plan. A profit sharing contribution is made in the year following the year to which it relates. These profit sharing contributions to the plan were $1.0 million in 2020, $1.4 million in 2019, and $1.7 million in 2018.
Beginning in 2019, the 401(k) and Profit Sharing Plan also includes a company match based upon an employee’s elective deferral.  This elective deferral is subject to dollar limits announced annually by the IRS.  Elective deferrals are currently matched with a safe-harbor match equal to 100% of the first 3% deferred and 50% of the next 2%, producing a maximum 4% match.  Expense for this deferral match was $1.2 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively.  Each of the named executive officers participates in the 401(k) and Profit Sharing Plan except that, beginning in 2020, the named executive officers are excluded from the profit-sharing contribution.
Nonqualified Deferred Compensation Plan
In December 2020, the Bank adopted an unfunded, nonqualified deferred compensation plan, called the Nonqualified Deferred Compensation Plan, to provide key employees of the Bank, including all of the Company’s named executive officers (beginning after the date of adoption) the opportunity to defer to a later year on a pre-tax basis certain compensation without being subject to the dollar limits that apply to these employees under the Bank’s 401(k) and Profit Sharing Plan. This plan provides participants whose maximum retirement contribution is limited by IRS rules to defer additional compensation. Participants in the plan are eligible to defer (on a pre-tax basis) up to 100% of their eligible plan compensation. The compensation and fees (and related earnings) deferred under this plan are held in a grantor trust until paid to the participants and are 100% vested but remain subject to the claims of the creditors of the Bank and Company until paid to the participants. Benefits under the Nonqualified Deferred Compensation Plan are paid upon the later of reaching age 62 or separation from service in either a lump sum or annual installments of 5, 10 or 15 years, in each case as elected by the participant and subject to a mandatory six-month delay for certain participants. One named executive officer participated in the Nonqualified Deferred Compensation Plan during 2020.

Nonqualified Deferred Compensation for 2020

Name	Executive Contributions in Last FY (1)($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2)(S)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Litz H. Van Dyke	—	—	—	—	—
Bradford N. Langs	—	—	—	—	—
Wendy S. Bell	$12,458	—	—	—	$12,458
Phyllis Q. Karavatakis	—	—	—	—	—
Matthew M. Speare	—	—	—	—	—
(1) Reflects salary deferred under the Nonqualified Deferred Compensation Plan. Ms. Bell was the only named executive officer who participated in this plan in 2020.
(2) Earnings (losses) attributed to participants under the Nonqualified Deferred Compensation Plan are actual returns based on their investment elections under the plan.

Potential Payments upon Termination or Change of Control
The following table shows the estimated payments to or benefits that would have been received by each of the named executive officers upon the following termination events or upon a change of control of the Company, in each case assuming that each termination event or the change of control occurred on December 31, 2020, and assuming a stock price of $10.72 which was the closing stock price of the Company’s common stock on December 31, 2020. The amounts reflected in the following table are estimates, as the actual amounts that would have been paid to or received by a named executive officer can only be determined at the time of termination or change of control.
The following table reports only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change of control event and, as a result, excludes amounts accrued through December 31, 2020, such as accrued but unpaid salary and annual bonus compensation amounts for completed performance periods and vested account balances under the 401(k) and Profit Sharing Plan, Nonqualified Deferred Compensation Plan and other plans. The table also excludes any amounts that are available generally to all salaried employees and in a manner that does not discriminate in favor of the Company’s executive officers.

Payments and Benefits	Death	Termination Due to Incapacity	Termination Without Cause or for Good Reason Not in Connection with Change of Control (1)(2)	Termination Without Cause or for Good Reason within 2 Years Following a Change of Control (3)(4)(5)	Termination For Cause or Without Good Reason	Change of Control with no Related Termination of Employment
Litz H. Van Dyke
Cash Severance	$ —	$ —	$885,000	$1,949,583	$ —	$ —
Equity Vesting (6)	58,231	58,231	—	—	—	58,231
Health Care Coverage	—	—	24,381	24,381	—	—
Total	$58,231	$58,231	$909,381	$1,973,964	$ —	$58,231

Bradford N. Langs
Cash Severance	$ —	$ —	$370,000	$860,564	$ —	$ —
Equity Vesting (6)	35,826	35,826	—	—	—	35,826
Health Care Coverage	—	—	16,595	24,893	—	—
Total	$35,826	$35,826	$386,595	$885,457	$ —	$55,196

Wendy S. Bell
Cash Severance	$ —	$ —	$360,000	$842,419	$ —	$ —
Equity Vesting (6)	36,930	36,930	—	—	—	36,930
Health Care Coverage	—	—	16,595	24,893	—	—
Total	$36,930	$36,930	$376,595	$867,312	$ —	$36,930

Phyllis Q. Karavatakis
Cash Severance	$ —	$ —	$250,000	$620,564	$ —	$ —
Equity Vesting (6)	35,826	35,826	—	—	—	35,826
Health Care Coverage	—	—	11,387	17,081	—	—
Total	$35,826	$35,826	$261,387	$637,645	$ —	$35,826

Matthew M. Speare
Cash Severance	$ —	$ —	$345,000	$774,395	$ —	$ —
Equity Vesting (6)	30,927	30,927	—	—	—	30,927
Health Care Coverage	—	—	11,693	17,540	—	—
Total	$30,927	$30,927	$356,693	$791,935	$ —	$30,927

(1)    Under his employment agreement, if Mr. Van Dyke resigns for Good Reason or his employment is terminated without cause not in connection with a change of control, Mr. Van Dyke will be entitled to receive monthly severance payments equal to one-twelfth of his annual base salary for 18 months and continued employee health insurance coverage for 18 months. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in Mr. Van Dyke’s employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(2)    For each named executive officer other than Mr. Van Dyke, under his or her employment agreement, if the named executive officer resigns for Good Reason or his or her employment is terminated without cause not in connection with a change of control, the named executive officer will be entitled to receive monthly severance payments equal to one-twelfth of his or her annual base salary for 12 months and continued employee health insurance coverage for 12 months. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.

(3)    Under his employment agreement, if Mr. Van Dyke resigns for Good Reason or his employment is terminated without cause within two years after a change of control Mr. Van Dyke will be entitled to receive a lump sum severance payment equal to 2.99 times his annual base salary, continued employee health insurance coverage for 18 months and a lump sum payment equal to Mr. Van Dyke’s highest annual bonus earned from the Company for the three years prior to termination. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in Mr. Van Dyke’s employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(4)     For each named executive officer other than Mr. Van Dyke, under his or her employment agreement, if the named executive officer resigns for Good Reason or his or her employment is terminated without cause within two years after a change of control, the named executive officer will be entitled to receive to receive a lump sum severance payment equal to 2 times his or her annual base salary, continued employee health insurance coverage for 18 months and a lump sum payment equal to the named executive officer’s highest annual bonus earned from the Company for the three years prior to termination. Payment of these severance benefits is subject to receipt by the Company of a signed release and waiver of claims and satisfaction of other requirements, conditions, and limitations set forth in the employment agreement, including covenants regarding confidentiality, non-competition, non-piracy and non-solicitation.
(5)    Each named executive officer’s employment agreement provides for change of control benefits on a “best net” approach, under which the named executive officer’s change of control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code unless without such a reduction the named executive officer would receive more after-tax compensation than with a reduction. The amounts shown in this column do not reflect any reductions that might be made pursuant to these provisions.
(6)    Restricted shares granted to the named executive officers become fully vested upon termination of the named executive officer’s employment due to (a) death, (b) disability, (c) for awards granted prior to 2020, retirement (with the consent of the Nominating and Compensation Committee) at or after age 59 years and six months, with 7 full years of employment where there is no cause for termination and the named executive officer is subject to a non-competition agreement upon retirement, or (d) a change in control of the Company or the Bank, as applicable. In the event of termination of the named executive officer’s employment for good reason or without cause or, for awards granted after 2019, retirement, all then unvested restricted shares would be forfeited in the absence of the Nominating and Compensation Committee’s exercise of discretion to waive such forfeiture. Ms. Karavatakis was the only named executive officer eligible for retirement under these provisions as of December 31, 2020.

DIRECTOR COMPENSATION
The Nominating and Compensation Committee reviews and recommends to the Board of Directors for approval the compensation of the Company’s non-employee directors. For 2020 non-employee director compensation, the Nominating and Compensation Committee recommended the fees to be paid to non-employee directors based in part on advice of Pearl Meyer, which annually conducts an external market study using the same peer group identified above for executive compensation determinations to assess the competitiveness of current pay for our non-employee directors. As with the executive compensation program, the Committee considers the peer data to ensure that the Company’s non-employee director compensation is competitive and close to the median of market practices of the peer companies.
Based in part on the recommendations of the Committee’s independent compensation consultant, Pearl Meyer, effective January 1, 2020, the Nominating and Compensation Committee recommended and the Board of Directors approved a change in non-employee director compensation. Non-employee directors do not receive per-meeting fees and instead receive an annual cash retainer, payable monthly, and an annual stock retainer in the form of an annual award of time-based restricted stock under the Equity Plan. The Chairman of the Board receives an annual cash retainer in the amount of $58,000, each committee chair receives an annual cash retainer in the amount of $44,000, and each other non-employee director receives an annual cash retainer in the amount of $37,000. The annual stock retainer for each director is paid in the form of restricted stock, is based on the closing price of the stock on the grant date, and has a one-year vest date. The grant for 2020 and 2021 was approved for $30,000 based on the closing stock price of the Bank in 2020 and the Company in 2021.
In December 2020, the Bank adopted an unfunded, nonqualified deferred compensation plan, called the Nonqualified Deferred Compensation Plan, that provides the Bank’s non-employee directors (beginning in January 2022) the opportunity to defer to a later year on a pre-tax basis certain director fees.

DIRECTOR COMPENSATION TABLE
FISCAL 2020
The following table provides compensation information for the year ended December 31, 2020 for each non-employee member of the Board of Directors.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Michael R. Bird	$44,000	$30,015	—	—	—	$205	$74,220
Kevin S. Bloomfield (2)	$9,250	—	—	—	—	—	$9,250
Robert M. Bolton (2)	$9,250	—	—	—	—	—	$9,250
Robert W. Conner	$44,000	$30,015	—	—	—	$205	$74,220
Gregory W. Feldmann	$44,000	$30,015	—	—	—	$205	$74,220
Chester A. Gallimore	$37,000	$30,015	—	—	—	$205	$67,220
Charles E. Hall	$37,000	$30,015	—	—	—	$205	$67,220
James W. Haskins	$62,000	$30,015	—	—	—	$205	$92,220
Lanny A. Kyle, O.D.	$37,000	$30,015	—	—	—	$205	$67,220
George W. Lester, II (3)	$21,583	$30,015	—	—	—	$205	$51,803
E. Warren Matthews	$44,000	$30,015	—	—	—	$205	$74,220
Catharine L. Midkiff	$37,000	$30,015	—	—	—	$205	$67,220
Joseph E. Pigg	$37,000	$30,015	—	—	—	$205	$67,220
Elizabeth L. Walsh (2)	$9,250	—	—	—	—	—	$9,250

(1)Litz Van Dyke, Chief Executive Officer, and Phyllis Karavatakis, Vice Chairman of the Board and Senior Executive Vice President for Special Projects, are not included in this table because they are officers of the Company and did not receive separate compensation for service as a Director of the Company (or as Director of the Bank prior to the holding company reorganization). The compensation received by Mr. Van Dyke and Ms. Karavatakis as officers of the Company and the Bank in 2020 is included in the Summary Compensation Table beginning on page 23.
(2)Kevin Bloomfield, Robert Bolton and Elizabeth Walsh become members of the Board of Directors on October 28, 2020.
(3)George W. Lester, II retired from the Board of Directors on July 22, 2020.
(4)The amounts in this column reflect the grant date fair value of grants of restricted stock to each listed director on January 22, 2020, under the Bank’s Equity Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Bank’s common stock on the grant date. As of December 31, 2020, each of the non-employee directors, with the exception of Messrs. Bloomfield and Bolton and Ms. Walsh, held 1,467 shares of restricted stock. The Nominating and Compensation Committee approved accelerated vesting for Mr. Lester’s restricted stock in connection with his retirement in July of 2020.
(5)The amounts in this column reflect the cash dividend paid March 3, 2020 on shares of restricted stock held by each of the non-employee directors.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) INITIATIVES
As investor interest in environmental, social and governance matters grows, the Company is responding by integrating environmental and social considerations into its policies and public disclosures. The Company has always been committed to maintaining the highest standards of business conduct and governance, which we believe are essential to running our business effectively, serving our customers and communities, creating long-term value for our shareholders, and maintaining our integrity in the marketplace. We believe that we have in place and are continuing to develop appropriate responses to these evolving expectations. Environmental and social matters are addressed below. Governance matters are addressed under Corporate Governance.

Environmental Matters
The Company is committed to conserving natural resources and maintaining a clean and safe environment, and recently became a founding member of the Eco Ambassador Council. The Eco Ambassador Council provides opportunities for regional businesses to pool resources and engage in initiatives for the benefit of communities, stakeholders, and the economy. The first meeting was held on March 4, 2021.
Since 2019, the Company, as applicable, has been replacing certain light fixtures with energy efficient light-emitting diode (“LED”) lights with a goal of reducing utility expenses and environmental impact. The Company will continue to pursue and refine this project.
The Company has not formally adopted any measurement goals or standards, but is actively researching various ESG frameworks focusing on the following:
•Energy efficiencies through LEDs, HVACs, Roofs, insulation, Low-E glass
•Healthy indoor air quality
•Healthy building materials, Leadership in Energy and Environmental Design (LEED) Compliant products
•Native plants and pollinator friendly plants
•Environmentally friendly cleaning products
•Efficiencies in purchasing
•Holistic Pest control
•Recycling

Social Matters
The Company remains committed to the health and wellbeing of the communities it serves, its employees, its partners, and other stakeholders. Although the determination of the specific ESG framework for measuring these impacts is in progress, there are a number of programs and initiatives in place that provide positive social benefit and impact.
Volunteer Service
•Employees serve their communities in a number of capacities, including:
◦Board & committee representation for social and environmental impact nonprofits and local government boards
◦Technical and consulting assistance for nonprofit and small business capacity building and grant access for affordable housing grants
◦Hands on community assistance related to food security, disaster relief, financial literacy, youth and elder education, access to safe housing, environmental action, and more
•We partner with leaders across our communities, including those in communities of color, to offer and facilitate several series for financial capacity building

Community Investments
We:
•Invest in affordable housing bonds, new market tax credits, and low income tax credits
•Provide in-kind donation of furniture and fixtures to nonprofits and community members
•Run multiple employee giving campaigns each year with United Way chapters throughout the Bank’s footprint
•Regularly provide donation and sponsorship dollars to nonprofit initiatives throughout our communities with a particular focus on those that benefit people or places in low or moderate income areas, majority minority areas, and distressed or underserved areas
Community Development Lending and Other Community Access to Credit
We:
•Provide access to grants through the Federal Home Loan Bank, including the following programs: First Time Home Buyer Assistance, Community Partner, and Affordable Housing
•Help to further community development goals across our footprint through loans that aide in revitalization and stabilization of distressed areas, job creation or retention, economic development, providing affordable housing, and disaster recovery
•Originates small business and small farm loans and participates in the Payroll Protection Program loan programs
Human Capital Management
Our employees are the engine that drives our mission to be the preferred lifetime financial partner for the communities in which we are privileged to serve. Our core values of building lasting relationships, inclusivity, and optimism are key to building and maintaining a team-oriented environment with employees that are engaged in open communication to help each other serve, learn, and grow. Our investment in competitive compensation, health benefits, wellness programs, and a focus on healthy work-life integration allows our employees to provide a high level of professional service to our customers. At Carter Bankshares, Inc., caring is what we’ll always do best.
Compensation, Benefits, and Wellness: Our compensation strategy includes the development of job descriptions that are reviewed annually. We use market-based compensation and benefits data to provide competitive salaries and benefits for our employees. We offer paid leave, health benefits, wellness programs, a 401(k) program with matching and profit-sharing employer contributions, equity awards for high performing employees, flexible spending accounts, and employee assistance programs to all eligible employees. We bring in external professionals who conduct wellness programs, especially during the COVID-19 pandemic, to help our employees remain focused on their health and wellness.
Employee Performance and Development: The development and performance of our employees is centered on open dialogue that provides the employee with our expectations for their role and management the opportunity to understand their insight on careers and aspirations. Our performance review process uses core competencies and a standardized rating system to measure performance. Employees are provided the opportunity at the start of the review cycle to perform a self-assessment including comments. These self-assessments are available for their leaders to review as they develop the overall performance rating. The performance review is used as input for the merit increase process.
The Bank developed a standard New Employee Orientation (NEO) program that employees attend on their first day of employment. The Human Resources team, along with various departments, provides a standard first-day program so new employees receive consistent information to jump start their new opportunity with the Bank. Employees also complete an average of 15 hours of regulatory and compliance training each year, in addition to training specific to their job duties and responsibilities.

Leadership programs have been developed and are conducted to provide leaders with the tools and resources they need to develop their employees and build high-performing teams. Employees are given opportunities to attend webinars and enroll in outside classes to enrich their professional goals.
Diversity, Equity, and Inclusion: We strive to promote inclusion through our core company values and behaviors. We use various communication channels to develop an engaged workforce and create an inclusive workplace. We continue our commitment to equal employment opportunities by focusing on attracting, developing and retaining a diverse workforce.
Talent Acquisition: We focus on fairness and equitable approaches to create an environment where all of our employees can develop and thrive. Our efforts include ongoing reviews of our selection and hiring practices alongside a continued focus on pay equity analysis to offer our employees salaries based on their experience, knowledge, skills, abilities, and fit for the job duties and responsibilities.
Our talent acquisition program uses various external partners to reach a diverse population of candidates. We review the levels of engagement and inclusion of our current workforce through surveys, including external benchmarks from organizations like the Best Companies Group. In the most recent survey, our employees expressed a high degree of feeling they belong within the organization.

CORPORATE GOVERNANCE
Director Independence
Under the Company’s Bylaws, a majority of the Board must be “Independent Directors.” All of the Company’s current Directors, other than the Chief Executive Officer, Mr. Van Dyke, the Vice Chairman of the Board and Senior Executive Vice President for Special Projects, Ms. Karavatakis, and the Chairman of the Board, Mr. Haskins, satisfy the director independence requirements of the Nasdaq listing standards and regulations of the SEC. All of the Company’s Directors during 2020, other than Mr. Van Dyke, Ms. Karavatakis and Mr. Haskins, satisfied the director independence requirements of the Nasdaq listing standards and regulations of the SEC.
Meetings and Committees of the Board of Directors
Board of Directors. The Company’s Board of Directors (and the Bank’s board of directors prior to the holding company reorganization) held twelve regular meetings and four special meetings during 2020. During 2020, each member of the Board of Directors attended at least 75% of the aggregate of: (1) the Company’s Board meetings (and the Bank’s board meetings prior to the holding company reorganization) held during the period and (2) the number of meetings of all committees on which he or she served for the Company (and for the Bank prior to the holding company reorganization).
The Board of Directors meets regularly once a month. The Company has not adopted a formal policy on Board members’ attendance at annual meetings of shareholders, although all Board members are encouraged to attend. All Directors of the Bank attended the 2020 Annual Meeting of Shareholders on July 22, 2020.
Audit and Compliance Committee. The Company has created and designated a separate committee of its Board of Directors as the Audit and Compliance Committee (which prior to the holding company reorganization was a committee of the Bank’s Board of Directors). The Audit and Compliance Committee consists of five Directors. Current members of the Company’s Audit and Compliance Committee are Chairman Michael R. Bird, and Messrs. Chester A. Gallimore, E. Warren Matthews, Ms. Catharine L.

Midkiff, and Ms. Elizabeth L. Walsh, each of whom is an Independent Director for this purpose according to Nasdaq listing standards and the regulations of the SEC. During 2020, each member of the Audit and Compliance Committee satisfied the independence requirements of the Nasdaq listing standards and the regulations of the SEC. The Audit and Compliance Committee engages the Company’s independent registered public accounting firm, approves the scope of the independent registered public accounting firm’s audit, reviews the reports of examination by the applicable Company regulatory agencies and the independent registered public accountant, and the internal auditor, and reports to the Board of Directors periodically. The Audit and Compliance Committee also provides oversight related to the internal audit function and the Chief Audit Executive. The Audit and Compliance Committee met six times during 2020. The Audit and Compliance Committee operates pursuant to a written charter, most recently approved by the Board of Directors on October 28, 2020, this charter is reviewed annually by the Audit and Compliance Committee for changes to recommend to the Board for approval. The charter is available on the Company’s website at www.CBTCares.com under “Investor”.
The Board of Directors has determined that Catharine L. Midkiff, Michael R. Bird and Elizabeth L. Walsh each qualify as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.
Nominating and Compensation Committee. The Company has created and designated a separate committee of its Board of Directors as the Nominating and Compensation Committee (which prior to the holding company reorganization was a committee of the Bank’s Board of Directors). The Nominating and Compensation Committee consists of four Directors. Current members of the Nominating and Compensation Committee are Chairman Gregory W. Feldmann, and Messrs. Robert W. Conner, Lanny A. Kyle, O.D and E. Warren Matthews, each of whom satisfies the independence requirements of the Nasdaq listing standards and the regulations of the SEC. During 2020, each member of the Nominating and Compensation Committee satisfied the independence requirements of the Nasdaq listing standards and regulations of the SEC. Additional information regarding the function of the Committee is provided on the prior page and in the “Compensation Discussion & Analysis” section.
The Nominating and Compensation Committee evaluates Director candidates and recommends to the Board of Directors nominees for election to the Board. The Board has no prescribed minimum qualifications for nominees and will consider recommendations to the Board from shareholders as appropriate. The Committee also administers the annual incentive plan discussed above along with the Equity Plan and grants equity awards under the plan. In addition to its compensation-related responsibilities, the Committee makes recommendations to the Board of Directors regarding individuals to be nominated to serve on the Board of Directors. The Nominating and Compensation Committee operates pursuant to a written charter, most recently approved by the Board of Directors on October 28, 2020. This charter is reviewed annually by the Nominating and Compensation Committee for changes to recommend to the Board of Directors for approval. A copy of this charter can be found on the Company’s website at www.CBTCares.com under “Investor”. The Nominating and Compensation Committee met fourteen times during 2020.
Director Qualifications and Nominations: Board Diversity
Generally, nominees for Director are identified and suggested by the members of the Board or management using their business networks. The Board has not retained any executive search firms or other third parties to identify or evaluate Director candidates in the past and does not intend to in the near future. In evaluating candidates, the Nominating and Compensation Committee considers all appropriate factors, which may include high level leadership experience, knowledge of issues affecting the Company, availability for meetings and consultation on Company matters, strength of character, mature judgment, independence of thought and an ability to work collegially. The Nominating and Compensation Committee may also consider the extent to which a candidate would fill a present need on the Board.

Although the Company has no formal policy regarding diversity, the Board recognizes the importance of diverse backgrounds and perspectives and it values diversity on the Board. As a matter of practice in the evaluation of candidates, the Nominating and Compensation Committee and the Board consider the diversity of the Board, including as it relates to gender, race, ethnicity, career experience, technical skills, age, industry knowledge and experience financial expertise and local or community ties.
The Board has not established any specific minimum qualifications that a candidate for Director must meet in order to be nominated for Board membership. Rather the Board will evaluate the mix of skills and experience that the candidate offers, consider how a given candidate would impact the diversity of the Board, consider how a given candidate meets the Board’s current expectations and needs and make a determination regarding whether a candidate should be nominated for election as a Director.
The Nominating and Compensation Committee will evaluate Director recommendations from shareholders if made in writing. Director candidates recommended by shareholders will be considered on the same basis as Director candidates referred from other sources. While there are no formal procedures for shareholders to submit Director candidate recommendations, written recommendations of Director candidates should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a Director. All such shareholder recommendations should be submitted to the Secretary of the Company at the address provided on the first page of this proxy statement, by January 31, 2022 in order to be considered by the Nominating and Compensation Committee, for the next annual election of directors. In addition, in accordance with the Company’s Articles of Incorporation and/or Bylaws, nominations for election to the Board of Directors may be made by any shareholder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors. Notices of nominations, other than those made by or on behalf of the existing Board of Directors of the Company, must be made in writing and be delivered to the Secretary of the Company at the address provided on the first page of this proxy statement not less than 90 days or more than 120 days before the first anniversary of the prior year’s annual meeting; provided that if the annual meeting is more than 30 days from the first anniversary of the prior year’s annual meeting, the notice must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or the tenth day after notice of the annual meeting was mailed.
Such notice shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each nominee; (b) the name and residence address of the notifying shareholder; (c) the number of shares of capital stock of the Company owned by the notifying shareholder; (d) a description of all arrangements or understandings between the notifying shareholder and any other person or persons (including their names) in connection with the nomination and any material interest of the notifying shareholder in the nomination; (e) a brief description of the background and credentials of the person being nominated for Director including name, age, business address and residence address, principal occupation or employment, number of shares of capital stock of the Company owned by the nominee; (f) any other information relating to such nominee required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (g) a written representation and agreement by the notifying shareholder that the shareholder is not and will not become a party to any agreement, arrangement or understanding with any other party or shareholder regarding the nomination. Nominations not made in accordance with these requirements may, in his discretion, be disregarded by the chairman of the meeting, and upon his instructions, the judges of election may disregard all votes cast for each such nominee.

Composition of the Board of Directors

Board Leadership Structure and Risk Oversight
The Board of Directors believes that the Company and its shareholders are best served by a leadership structure with separate positions for Chairman and Chief Executive Officer, with Mr. James W. Haskins serving as Chairman of the Board and Mr. Litz H. Van Dyke serving as Chief Executive Officer of the Company. The Board believes that this leadership structure is the most efficient and effective leadership structure for the Company at this time. The current leadership structure allows Mr. Van Dyke to focus on providing day-to-day leadership and management of the Company, while Mr. Haskins, as Chairman, can maintain responsibility for leading the Board in its oversight function and consideration of broader corporate strategy. The Board will continue to evaluate the best leadership structure for the Company in the future.
In addition, Mr. Gregory W. Feldmann serves as the Company’s Lead Independent Director. He is a liaison between the Chairman and the Independent Directors and has the authority to call meetings of the Independent Directors and preside over executive sessions to discuss various matters, including director elections. He participates in retaining consultants who report directly to the Board, assists the Board and Company officers in assuring compliance and implementation of governance principles, and advises the Independent Directors in fulfilling their roles. Mr. Feldmann’s professional background, experience and education make him instrumental in serving as the Lead Independent Director for the Board of Directors. The Board periodically reviews its leadership structure to determine if it is still the most appropriate for the Company.
The Board of Directors is responsible for consideration and oversight of risk facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. The Chief Information Officer gives a monthly report to the Board of Directors on various information security issues, including cyber security. The Audit and Compliance Committee meets quarterly and reviews the Company’s major financial risk exposures and reviews the steps management is taking to monitor and control such exposures, including results of internal and external audits. Directors also serve on various committees that focus on major areas of risk in the Company that include, but are not limited to, loans, investments, audit, and governance and compensation. Directors discuss risk and risk reduction strategies with management within those committees. All such discussions are included in committee reports to the full Board of Directors.
Shareholder Communications with the Board of Directors
The Company does not have a formal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors, Carter Bankshares, Inc., c/o Secretary of the Company, 1300 Kings Mountain Rd, Martinsville, Virginia 24112. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.
RELATED PERSON TRANSACTIONS
In the ordinary course of business, executive officers and their related interests were customers of, and had transactions with the Bank. Loan transactions with Directors and officers, principal security holders and associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans to unrelated parties and did not involve more than normal risk of collectability or present other unfavorable features. These extensions of credit equaled $39.2 million or 8.9% of the equity capital of the Company as of December 31, 2020 and $39.7 million or 8.4%, as of December 31, 2019. The maximum aggregate amount of such indebtedness outstanding during 2020 was $39.2 million, or 8.9% of total year-end capital. The Bank expects to have similar banking transactions in the future with its Directors, officers, principal security holders and their associates.
Procedures for Approving Related Party Transactions
The Board of Directors has adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The Audit and Compliance Committee (for purposes of this section, “the Committee”) oversees this policy. The policy generally provides that the Company may enter into a related party transaction only if the Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the transaction involves compensation approved by the Nominating and Compensation Committee or with respect to loans to or similar relationships with related parties, the loan or other relationship has been approved in accordance with the Bank’s Regulation O loan policy and procedures.
In the event management determines to recommend a related party transaction, the transaction must be presented to the Committee for approval. After review, the Committee will approve or disapprove such transaction and management will update the Audit and Compliance Committee as to any material change to the approved related party transaction. If advance approval by the Committee is not feasible, management may preliminarily enter into a related party transaction and the related party transaction shall be considered and, if the Audit and Compliance Committee determines it to be appropriate, ratified by the Committee at its next meeting. The Audit and Compliance Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines.
For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related party transaction, the Audit and Compliance Committee refers to Item 404 of Regulation S-K.
The Company is a party to an agreement with Young, Haskins, Mann, Gregory and Wall, P.C., of which Chairman and Director James W. Haskins is an Attorney and Principal, to provide legal services. During 2020, the Company and the Bank paid $484,000 in various legal fees to Young, Haskins, Mann, Gregory and Wall, P.C.
A “related party” is (i) any person who is, or at any time since the beginning of the last fiscal year was, an executive officer, Director, or nominee for Director of the Company or any subsidiary, (ii) any person who is known to own more than 5% of the Company’s outstanding equity securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons, and (iv) any entity owned or controlled by any of the foregoing persons or in which such person has a substantial ownership interest or control.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As disclosed in the Bank’s Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation (the “FDIC”) on March 19, 2019, prior to the holding company reorganization, the Bank’s Audit and Compliance Committee conducted a competitive process to determine the Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The Audit and Compliance Committee invited several independent registered public accounting firms to participate in this process, including Yount, Hyde & Barbour P.C.
On March 13, 2019, the Audit and Compliance Committee approved the dismissal of Yount, Hyde & Barbour P.C. as the Bank’s independent registered public accounting firm, effective upon the filing of the Bank’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the FDIC on March 14, 2019. Yount, Hyde & Barbour, P.C. audited the Bank’s financial statements as of and for the fiscal years ended December 31, 2018 and 2017 and the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2018 and 2017.
The audit reports of Yount, Hyde & Barbour P.C. on the Bank’s consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through March 14, 2019, there have been no “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Bank and Yount, Hyde & Barbour P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Yount, Hyde & Barbour P.C. would have caused Yount, Hyde & Barbour P.C. to make reference thereto in its reports on the consolidated financial statements for such years. Except as described below, during the fiscal years ended December 31, 2018 and 2017 and through March 14, 2019, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). On March 16, 2017, Yount, Hyde &

Barbour P.C. issued its audit report (the “YHB Report”) regarding the Bank’s internal control over financial reporting which stated that, as of December 31, 2016, the Bank had not maintained effective internal control over financial reporting. The YHB Report identified a material weakness in the Bank’s internal control over financial reporting based on control deficiencies in the Bank’s process of estimating the allowance for loan losses. This material weakness did not affect the unqualified audit report of Yount, Hyde & Barbour P.C. dated March 16, 2017 regarding the Bank’s financial statements for the year ended December 31, 2016. As disclosed in Item 9A of the Bank’s Annual Report on Form 10-K for the year ended December 31, 2017, the Bank concluded that the material weakness was fully remediated as of December 31, 2017. The Audit and Compliance Committee discussed the YHB Report with Yount, Hyde & Barbour P.C. and the Bank has authorized Yount, Hyde & Barbour P.C. to respond fully to any inquiries of Crowe LLP regarding the material weakness that was fully remediated as of December 31, 2017.
On March 13, 2019, the Audit and Compliance Committee approved the appointment of Crowe LLP as the Bank’s new independent registered public accounting firm to perform independent audit services for the fiscal year ending December 31, 2019. During the fiscal years ended December 31, 2018 and 2017 and through March 14, 2019, neither the Bank, nor anyone acting on its behalf, consulted Crowe LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Bank, and no written report or oral advice was provided to the Bank by Crowe LLP that was an important factor considered by the Bank in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).
Representatives of Crowe LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS
The Audit and Compliance Committee of the Company’s Board of Directors has appointed Crowe LLP to serve as the Company’s independent registered public accounting firm for 2021 and recommends that the Company’s shareholders vote for the ratification of that appointment. The Audit and Compliance Committee considered the compatibility of proposed permitted non-audit services to be provided by and fees to be paid to Crowe LLP and determined that such services and fees are compatible with the independence of Crowe LLP. Although ratification is not required, the Board is submitting the appointment of Crowe LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm, and as a matter of good governance practice. In the event that shareholders do not ratify the appointment of Crowe LLP, the Audit and Compliance Committee will consider making a change in independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF CROWE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE
In fulfilling its oversight responsibilities for the financial statements for fiscal year 2020, the Audit and Compliance Committee:
•Monitored the preparation of the annual financial report by the Company’s management;

•Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2020 with management and Crowe LLP;
•Discussed with management, Crowe LLP and the Company’s internal auditor the adequacy of the system of internal controls;
•Discussed with Crowe LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, relating to the conduct of the audit; and
•Received written disclosures and a letter from Crowe LLP as required by the PCAOB regarding Crowe LLP’s communications with the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee discussed with Crowe LLP its independence.
The Audit and Compliance Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit and Compliance Committee determined appropriate.
In performing all of these functions, the Audit and Compliance Committee acts only in an oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America. Based on the reviews and discussions described above, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2020 for filing with the SEC.
MEMBERS OF THE AUDIT AND COMPLIANCE COMMITTEE
Michael R. Bird, Chairman
Chester A. Gallimore
E. Warren Matthews
Catharine L. Midkiff
Elizabeth L. Walsh
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe LLP served as the independent registered public accounting firm for the years ended December 31, 2020 and 2019. Crowe LLP has been selected by the Audit and Compliance Committee to serve as the independent registered public accounting firm for the Company for 2021.
The following table presents the aggregate fees for the Company and its wholly-owned subsidiaries, for professional audit services rendered by Crowe LLP for the audit of the annual financial statements for the years ended December 31, 2020 and December 31, 2019, and fees billed for other services rendered by Crowe LLP during those periods.

	Years Ended December 31,
	2020	2019
Audit fees[1]	$751,601	$429,500
Tax fees[2]	98,137	76,143
Other fees[3]	82,537	23,000
Total Fees	$932,275	$528,643

1Audit fees consist of audit and review services, report on internal control over financial reporting and review of documents filed with the FDIC in 2019 and the FDIC and SEC in 2020.
2 Tax fees for 2019 consist of $5,111 related to assistance on 2015, 2016, and 2017 IRS Audits, during 2019, as well as, research and consultation on various tax matters in 2019 for Crowe LLP.
3Other fees consist of assistance with the goodwill impairment, profit sharing plan and filing of the S-8 in 2020. Other fees consist of assistance with the formation of CB&T Investment Company from Crowe LLP in 2019.

Also, the Audit and Compliance Committee of the Board of Directors of the Company pre-approves all audits (including audit-related) and permitted non-audit services to be performed by the independent auditors. With respect to other permitted services, the Audit and Compliance Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis.
OTHER BUSINESS
As of the date of this proxy statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than the proposals referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, according to the recommendations of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
If any shareholder intends to present a proposal for consideration at the 2022 Annual Meeting of Shareholders (including nominations of directors), the proposal must be in proper form in accordance with the Company’s Bylaws, and must be received by the Secretary of the Company at the address provided on the first page of this proxy statement, no later than March 25, 2022 and no earlier than February 23, 2022; provided however, if the 2022 Annual Meeting of Shareholders is more than 30 days from the first anniversary date of the 2021 Annual Meeting of Shareholders ( in other words, more than 30 days from June 23, 2022), notice must be delivered no earlier than 120 days before the 2022 Annual Meeting of Shareholders and no later than the later of 90 days before the 2022 Annual Meeting of Shareholders or the tenth day following the day on which notice of the 2022 Annual Meeting of Shareholders is mailed. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2022 Annual Meeting of Shareholders, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Secretary of the Company at the address provided on the first page of this proxy statement no later than January 21, 2022; provided however, if the 2022 Annual Meeting of Shareholders is more than 30 days from June 23, 2022, notice must be delivered a reasonable time before the Company prints and mails its proxy materials for the 2022 Annual Meeting of Shareholders.
The proxy solicited by the Board of Directors for the 2022 Annual Meeting of Shareholders will confer discretionary authority on the persons named in the accompanying proxy to vote on any shareholder proposal presented at the meeting if the Company has not received proper notice of such proposal.
By Direction of the Board of Directors
/s/ James W. Haskins
James W. Haskins
Chairman of the Board
April 30, 2021
A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2020, will be furnished without charge to shareholders upon written request to Chief Financial Officer, Carter Bankshares, Inc., 1300 Kings Mountain Road, Martinsville, Virginia 24112.

Carter Bankshares, Inc.

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Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold		For	Withhold
01 - Michael R. Bird	☐	☐	02 - Kevin S. Bloomfield	☐	☐	03 – Robert M. Bolton	☐	☐
04 – Robert W. Conner	☐	☐	05-Gregory W. Feldmann	☐	☐	06 – James W. Haskins	☐	☐
07 – Phyllis Q. Karavatakis	☐	☐	08- Lanny A. Kyle, O.D	☐	☐	09 – E. Warren Matthews	☐	☐
10 – Catharine L. Midkiff	☐	☐	11 – Litz H. Van Dyke	☐	☐	12 – Elizabeth L. Walsh	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Carter Bankshares, Inc.

Proxy — Carter Bankshares, Inc.

ANNUAL MEETING OF SHAREHOLDERS OF CARTER BANKSHARES, INC.

Proxy Solicited by Board of Directors for Annual Meeting — June 23, 2021

KNOW ALL MEN BY THESE PRESENT THAT I, the undersigned Shareholder of CARTER BANKSHARES, INC., MARTINSVILLE, VIRGINIA (the "Company"), do hereby nominate and appoint Michael R. Bird, Robert W. Conner, and Gregory W. Feldmann, or ________, or any of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution for me, and in my name, place and stead to vote all of the Common Stock of the Company, standing in my name on its stock transfer books on April 30, 2021, at the Annual Meeting of its Shareholders to be held at **New College Institute, 191 Fayette St., Martinsville, Virginia 24112, June 23, 2021 at Ten O'clock A.M.**, or at any adjournment thereof with all the powers the undersigned would possess if personally present.

The undersigned hereby acknowledges receipt of the Company's Proxy Statement dated April 30, 2021 and hereby revokes all proxies previously given. **THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.** The Board of Directors recommends a vote "FOR" all director nominees in Proposal I and "FOR" Proposal 2. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this Proxy will be voted "FOR" all director nominees in Proposal 1, and "FOR" Proposal 2 and according to the recommendations of the Board of Directors on any other matters that may properly come before the meeting or any adjournment thereof.**

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
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